Exhibit 6.5

PROMISSORY NOTE

$180,000.00	Seattle, Washington
June 3, 2022

THIS PROMISSORY NOTE (“Note”) is made and effective as of the date hereof, by FL01, a series of Fundhomes I, LLC, a Delaware series limited liability company (“Payor”), in favor of Fundhomes, Inc., a Delaware corporation (“Payee”).

FOR VALUE RECEIVED, Payor promises to pay to Payee, or order, the sum of One Hundred Eighty Thousand and No/100 dollars ($180,000.00), together with interest thereon, all as hereinafter provided.

1. Interest. All sums from time to time owing hereon shall bear interest from the date hereof at the rate of 2.98% per annum. Interest accruing under this Note will be computed on the basis of a 360-day year.

2. Payment. The entire unpaid principal balance, together with all accrued and unpaid interest, shall be due and payable on the day that Payor successfully raises enough capital under Regulation A under Section 3(b) of the Securities Act of 1933, as amended, pursuant to its Offering Circular, to pay entire unpaid principal balance, together with all accrued and unpaid interest; provided, that if Payor is unsuccessful in raising such capital the entire unpaid principal balance, together with all accrued and unpaid interest, shall be due and payable on the day shall be payable on the day that Payor sells that certain real property and improvements generally located at 606 Birkdale St, Davenport, FL 33897 (the “Maturity Date”).

3. Prepayment. All or any portion of the principal balance of this Note may be prepaid without penalty.

4. Payee’s Remedies on Default. In the event of default in the payment of any sum under this Note when due, Payee may, without notice or demand, declare the entire principal then unpaid, together with interest accrued thereon, immediately due and payable.

5. Waivers; No Oral Change. Payor waives presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Payee or Payor, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

6. Application of Payments. All payments under this Note will be applied first, to interest; second to principal; and third, to any other charges due and payable pursuant to the terms of this Note.

7. Usury Savings Clause. Anything in this Note to the contrary notwithstanding, no provision contained in this Note which purports to obligate the Payor to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent it calls for the payment of any interest or other amount in excess of such maximum. If interest would otherwise be payable to Payee in excess of the maximum lawful amount, the interest payable to Payee shall be reduced to the maximum amount permitted under applicable law. If Payee receives anything of value to deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall, at the option of Payee, be refunded to Payor or be applied to the reduction of the amount owed under this Note, as if a regular payment were made or, if such excessive interest exceeds the amounts owing under this Note, such excess shall be refunded to Payor.

8. Delay and Waiver. The rights and remedies of Payee are cumulative and may be exercised singularly or concurrently and the exercise of any one or more of them will not be deemed a waiver of any other. No delay or omission in the exercise of any right or remedy of the holder of this Note on any default by the Payor shall impair such a right or remedy, or be construed as a waiver. The receipt and acceptance by the holder of delinquent installments of principal or interest shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular installment payment involved.

9. Collection Costs. Payor agrees to pay to Payee all expenses, including reasonable attorney’s fees, incurred by Payee in collecting or compromising the indebtedness evidenced hereby.

10. Severability. If for any reason any provision of this Note is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Note will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

11. Assignment. Payor may not transfer any of its rights, duties or obligations under this Note without the prior written consent of Payee. Any purported assignment without the Payee’s prior written consent will be void ab initio.

12. Governing Law; Waiver of Jury Trial. This Note will be construed in accordance with the laws of the State of Delaware. ALL PARTIES ACKNOWLEDGE AND AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY ANY PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

PAYOR:

FL01, a series of Fundhomes I, LLC, a Delaware series limited liability company

By: Fundhomes, Inc., a Delaware corporation, its Manager

By:
Name:	Ming Zhu
Title:	President